                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)

                              Audiovox Corporation
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    050757103
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                November 25, 1996
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

                                 SCHEDULE 13D

-------------------                                    -----------------
CUSIP No. 050757103                                    Page 2 of 10 Pages
-------------------                                    ------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The SC Fundamental Value Fund, L.P.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,455,167 (constitutes 646,667 shares underlying convertible debentures)

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,455,167 (constitutes 646,667 shares underlying convertible debentures)

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,455,167 (constitutes 646,667 shares underlying convertible debentures)

--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 050757103                                    Page 3 of 10 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Value BVI, Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   00
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   771,317 (constitutes 342,317 shares underlying convertible debentures)
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   771,317 (constitutes 342,317 shares underlying convertible debentures)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   771,317 (constitutes 342,317 shares underlying convertible debentures)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    5.4%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 050757103                                    Page 4 of 10 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable

--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,455,167 (constitutes 646,667 shares underlying convertible debentures)

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,455,167 (constitutes 646,667 shares underlying convertible debentures)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,455,167 (constitutes 646,667 shares underlying convertible debentures)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 050757103                                    Page 5 of 10 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Gary N. Siegler

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   2,232,133 (constitutes 994,633 shares underlying convertible debentures)

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   2,232,133 (constitutes 994,633 shares underlying convertible debentures)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,232,133 (constitutes 994,633 shares underlying convertible debentures)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    14.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No. 050757103                                    Page 6 of 10 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Siegler, Collery & Co.'s Employees' Saving & Profit Sharing Plan

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   5,649 (Includes 5,649 shares underlying convertible debentures.)

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   5,649 (Includes 5,649 shares underlying convertible debentures.)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   5,649 (Includes 5,649 shares underlying convertible debentures.)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    .04%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    EP
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No.  050757103                                   Page 7 of 10 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Peter M. Collery

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   2,232,133  (constitutes 994,633 shares underlying convertible debentures)
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   2,232,133 (constitutes 994,633 shares underlying convertible debentures)
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   2,232,133 (constitutes 994,633 shares underlying convertible debentures)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [X]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    14.9%

--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                                       Page 8 of 10 Pages
                                  AMENDMENT
                                     No. 6
                                    TO THE
                                 SCHEDULE 13D


     The Reporting Persons consisting of SC Fundamental Inc., The SC Fundamental Value Fund, L.P., SC Fundamental Value BVI, Inc., Siegler, Collery & Co.'s Employees' Saving and Profit Sharing Plan, Gary N. Siegler and Peter
M. Collery, hereby amend their Schedule 13D relating to the Common Stock, par value $0.01 per share, of Audiovox Corporation, ("the Issuer"), as set forth herein.

Item 3.   Source and Amount of Funds or Other Consideration

          Not Applicable.


Item 5.   Interest in Securities of the Issuer


          (a) As of the close of business on November 25, 1996, the Reporting Persons, by virtue of the language of Rule 13d-3, may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of shares of the Issuer's Common Stock that were reported to be outstanding by the Issuer as of November 26, 1996).

                                                       Page 9  of 10 Pages


==============================================================================
==
        Name                  Shares                      Percentage
--------------------------------------------------------------------------------
SC Fundamental Inc.       1,455,167                              9.9
--------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.          1,455,167                              9.9
--------------------------------------------------------------------------------
SC Fundamental
Value BVI, Inc.             771,317                              5.4
--------------------------------------------------------------------------------
Gary N. Siegler           2,232,133                              14.9
--------------------------------------------------------------------------------
Peter M. Collery          2,232,133*                             14.9
--------------------------------------------------------------------------------
Siegler, Collery &
Co.'s Employees'
Saving and Profit
Sharing Plan                  5,649                              .04%
================================================================================


          On November 22, 1996, Fund and BVI Inc. sold $540,000 and $285,000, respectively, aggregate principal amount of convertible debentures by means of a trade on the American Stock Exchange. On November 25, 1996 Fund and BVI Inc.
exchanged $4,900,000 and $2,600,000, respectively, aggregate principal amount of convertible debentures, for 808,500 and 429,000, respectively, shares of the Issuer's Common Stock pursuant to an exchange offer conducted by the Issuer to all holders of convertible debentures.






----------------
*    Excludes 16,500 shares of the Issuer's Common Stock owned by a charitable organization for which Mr. Collery acts as a Trustee.  Mr. Collery may be deemed to be the beneficial owner pursuant to Rule 13d-3; however, Mr.
     Collery expressly disclaims personal beneficial ownership thereof.

                                                       Page 10 of 10 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  November 27, 1996

SC FUNDAMENTAL INC.

By:  /s/ Peter M. Collery
---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery, Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

By:  SC FUNDAMENTAL INC.

By:  /s/ Peter M. Collery
---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery, Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

By:  /s/ Peter M. Collery
---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery, Vice President*

/s/ Gary N. Siegler
---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Gary N. Siegler*

/s/ Peter M. Collery
---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery*

SIEGLER, COLLERY & CO.'S EMPLOYEES' SAVING & PROFIT SHARING PLAN

By:  /s/ Peter M. Collery
-----------------------------------------------------------------
Neil H. Koffler as Attorney-in-Fact for Peter M. Collery,
Trustee

*  Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and
Gary N. Siegler.  The Powers of Attorney for Peter M. Collery and Gary N.
Siegler appointing Neil H. Koffler as Attorney-in-Fact were filed by the
Reporting Persons as Exhibit A to Amendment No. 5 of Schedule 13D relating to
US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.
                                                       Page 10 of 10 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  November 27, 1996

SC FUNDAMENTAL INC.

By:
---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery, Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

By:  SC FUNDAMENTAL INC.

By:
---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery, Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

By:
---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery, Vice President*


---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Gary N. Siegler*


---------------------------------------
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery*

SIEGLER, COLLERY & CO.'S EMPLOYEES' SAVING & PROFIT SHARING PLAN

By:
-----------------------------------------------------------------
Neil H. Koffler as Attorney-in-Fact for Peter M. Collery,
Trustee*

*  Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and
Gary N. Siegler.  The Powers of Attorney for Peter M. Collery and Gay N.
Siegler appointing Neil H. Koffler as Attorney-in-Fact were filed by the Reporting Persons as Exhibit A to Amendment No. 5 of Schedule 13D relating to
US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.85959
